Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-71670) pertaining to the Fourth Amended and Restated Magellan Midstream Partners Long-Term Incentive Plan dated February 3, 2004 and in the Registration Statements (Form S-3 File No. 333-83952 and Form S-3 File No. 333-109732) of Magellan Midstream Partners, L.P. of our report dated March 8, 2004, with respect to the consolidated financial statements of Magellan Midstream Partners, L.P. and of our report dated March 8, 2004 with respect to the consolidated balance sheet of Magellan GP, LLC, both of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

March 8, 2004